Exhibit 99.1
Intersect ENT Reports Third Quarter 2021 Financial Results
MENLO PARK, Calif. — November 2, 2021 — Intersect ENT, Inc. (Nasdaq: XENT), a global ear, nose and throat (“ENT”) medical technology leader dedicated to transforming patient care, today reported financial results for the third quarter ended September 30, 2021.
Total revenue was $24.4 million for the third quarter of 2021, up 7%, compared to $22.7 million for the same period of 2020.
Gross profit for the third quarter of 2021 was $19.3 million and gross margin was 79.2%, compared to gross profit of $14.9 million and gross margin of 65.5% for the same period of 2020. Excluding the impact of intangible asset amortization, adjusted gross profit and adjusted gross margin for the third quarter of 2021 was $19.8 million and 81.2%, respectively. There were no adjustments in the same period of 2020. Gross margin increased year-over-year due to increased production levels.
Operating expenses for the third quarter of 2021 were $36.2 million, compared to $26.3 million in the same period of 2020. R&D expenses increased to $6.7 million from $4.6 million for the same period of 2020. SG&A expenses increased to $29.5 million from $21.7 million for the same period of 2020. The year-on-year increase in SG&A expenses was principally driven by one-time transaction costs and professional fees associated with the announced Medtronic transaction.

Net loss for the third quarter of 2021 was $31.8 million, or $0.95 per share, and adjusted net loss was $16.1 million, or $0.48 per share, compared to a net loss of $11.5 million, or $0.35 per share, and adjusted net loss of $11.0 million, or $0.34 per share, in the same period of 2020. Adjusted net loss for the third quarter of 2021 excludes a $13.0 million loss on embedded derivatives in our convertible debt associated with an increase in stock price and the increased probability of a change in control, $2.0 million of transaction costs primarily associated with the announced Medtronic transaction, and $0.7 million of intangible asset amortization expense. Adjusted net loss for the same period of 2020 excludes a $1.0 million gain on embedded derivatives and $1.5 million in transaction costs.
The balance of cash, cash equivalents, restricted cash, and short-term investments as of September 30, 2021 was $99.0 million, compared to $105.5 million at the start of the year.
Medtronic Transaction Update
On August 6, 2021, Intersect ENT announced that it had entered into a definitive agreement with Medtronic plc, in which Medtronic will acquire all outstanding shares of Intersect ENT for $28.25 per share in an all-cash transaction implying an enterprise value of approximately $1.1 billion. On September 22, 2021, the Company received a second request of the Federal Trade Commission (“FTC”) requesting additional materials regarding the transaction. On October 8, 2021, Intersect ENT’s shareholders voted to approve the transaction at a special meeting of the shareholders. Based on this information, Intersect ENT believes the acquisition remains on track to close toward the end of Medtronic’s current fiscal year, April 30, 2022, subject to the satisfaction of customary closing conditions and various regulatory clearances.
In light of this transaction, Intersect ENT will not host a conference call to review third quarter financial results.
Non-GAAP Measures vs. GAAP Financial Measures
This release contains financial measures, adjusted gross profit, adjusted gross margin, and adjusted net loss, that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of non-GAAP to the most directly comparable GAAP financial measures, is provided in the financial schedules portion at the end of this press release. Non-GAAP financial measures differ from GAAP financial measures and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. As such, non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP.
Intersect ENT uses non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Intersect ENT believes that non-GAAP financial measures are useful to investors as they reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business.

About Intersect ENT
Intersect ENT is a global ear, nose and throat medical technology leader dedicated to transforming patient care. The Company’s steroid releasing implants are designed to provide mechanical spacing and deliver targeted therapy to the site of disease. In addition, Intersect ENT is continuing to expand its portfolio of products based on the Company’s unique localized steroid releasing technology and is committed to broadening patient access to less invasive and more cost-effective care. In October 2020, Intersect ENT acquired Fiagon AG Medical Technologies, a global leader in electromagnetic surgical navigation solutions with an expansive portfolio of ENT product offerings, including the VenSure™ sinus dilation balloon, which is FDA-cleared in the U.S., and the CUBE™ Navigation System that complement the Company's PROPEL® and SINUVA® sinus implants and extend its geographic reach.
For additional information on the Company or the products including risks and benefits please visit www.IntersectENT.com. For more information about PROPEL® (mometasone furoate) sinus implants and SINUVA® (mometasone furoate) sinus implant, please visit www.PROPELOPENS.com and www.SINUVA.com.
Intersect ENT®, PROPEL® and SINUVA®, are registered trademarks of Intersect ENT, Inc. in the U.S. and other countries. VenSure, CUBE, and VirtuEye have pending trademark applications.
Forward-Looking Statements
The statements in this press release regarding Intersect ENT’s beliefs regarding the timing of closing of the acquisition of Intersect ENT by Medtronic are forward-looking statements and are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements due to risks and uncertainties, including the risk that the FTC may prevent the transaction from occurring, and the risk that the closing is subject to satisfaction of customary closing conditions, which may not be met or waived. Other risks relating to Intersect ENT are described in Intersect ENT’s latest 10-Q filed with the Securities and Exchange Commission (SEC) on August 6, 2021, and available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.
CONTACT:
Intersect ENT, Inc.
Randy Meier, 650-641-2105
ir@intersectENT.com

Intersect ENT, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except percentages and per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenue	$24,400	$22,720	$76,077	$52,326
Cost of sales	5,087	7,845	21,874	21,612
Gross profit	19,313	14,875	54,203	30,714
Gross margin	79.2%	65.5%	71.2%	58.7%
Operating expenses:
Selling, general and administrative	29,473	21,702	86,281	67,399
Research and development	6,719	4,551	19,449	13,715
Total operating expenses	36,192	26,253	105,730	81,114
Loss from operations	(16,879)	(11,378)	(51,527)	(50,400)
Interest expense	(1,760)	(886)	(4,544)	(1,372)
Other income (expense), net	(13,654)	799	(13,716)	(350)
Loss before income taxes	(32,293)	(11,465)	(69,787)	(52,122)
Provision for income tax (benefit)	(444)	—	(1,306)	—
Net loss	$(31,849)	$(11,465)	$(68,481)	$(52,122)
Net loss per share, basic and diluted	$(0.95)	$(0.35)	$(2.06)	$(1.60)
Weighted average common shares used to compute net loss per share, basic and diluted	33,352	32,695	33,187	32,552

Intersect ENT, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	September 30, 2021	December 31, 2020
	(unaudited)	(1)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$80,996	$88,027
Accounts receivable, net	14,402	14,592
Inventories, net	20,057	12,054
Prepaid expenses and other current assets	4,406	3,494
Total current assets	119,861	118,167
Property and equipment, net	5,416	5,624
Operating lease right-of-use assets	16,038	17,151
Intangible assets, net	18,923	21,193
Goodwill	47,035	46,639
Restricted cash	17,978	17,500
Other non-current assets	2,715	1,107
Total assets	$227,966	$227,381
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$10,249	$6,042
Accrued compensation	14,555	13,559
Deferred acquisition related consideration, current	20,338	21,071
Other current liabilities	5,646	3,575
Total current liabilities	50,788	44,247
Operating lease liabilities	15,101	17,736
Long-term debt	111,661	63,650
Deferred acquisition related consideration, non-current	32,806	33,167
Deferred tax liability and other non-current liabilities	1,396	1,569
Total liabilities	211,752	160,369
Total stockholders’ equity	16,214	67,012
Total liabilities and stockholders’ equity	$227,966	$227,381
(1)Amounts have been derived from the December 31, 2020 audited consolidated financial statements included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Intersect ENT, Inc.
Reconciliation of Condensed Consolidated GAAP Financial Measures to Non-GAAP Financial Measures
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Non-GAAP Gross Profit
Gross Profit, as reported (GAAP)	$19,313	$14,875	$54,203	$30,714
Amortization of intangible assets	478	—	1,433	—
Adjusted Gross Profit (non-GAAP)	$19,791	$14,875	$55,636	$30,714

Non-GAAP Gross Margin
Gross Margin, as reported (GAAP)	79.2%	65.5%	71.2%	58.7%
Amortization of intangible assets	2.0	—	1.9	—
Adjusted Gross Margin (non-GAAP)	81.2%	65.5%	73.1%	58.7%

Non-GAAP Net Loss
Net Loss, as reported (GAAP)	$(31,849)	$(11,465)	$(68,481)	$(52,122)
Loss (gain) on embedded derivatives	13,034	(1,001)	12,721	795
Amortization of intangible assets	694	—	2,270	—
Transaction and integration costs	2,014	1,461	4,095	1,866
Restructuring costs	—	—	—	242
Adjusted Net Loss (non-GAAP)	$(16,107)	$(11,005)	$(49,395)	$(49,219)
Basic and Diluted Net Loss per Share:
Net Loss per share, as reported (GAAP)	$(0.95)	$(0.35)	$(2.06)	$(1.60)
Adjusted Net Loss per share (non-GAAP)	$(0.48)	$(0.34)	$(1.49)	$(1.51)

Shares used to compute GAAP and Non-GAAP Basic and Diluted Net Loss per Share	33,352	32,695	33,187	32,552